Exhibit 10(bb)

                        BUSINESS FINANCING AGREEMENT
               (Floorplan, Accounts & Supplemental Inventory)

This Business Financing Agreement ("Agreement") is made as of June 14, 1999, between Deutsche Financial Services Corporation ("DFS") and Farmstead Telephone Group, Inc., a Delaware corporation ("Dealer"), having a principal place of business located at 22 Prestige Park Circle, East Hartford, Connecticut 06108.

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1.    DEFINITIONS

      1.1 Special Definitions. The following terms will have the following meanings in this Agreement and in the Other
            Agreements:

                  "Accounts": all accounts, leases, contract rights, chattel paper, choses in action and instruments, including any lien or other security interest that secures or may secure any of the foregoing, plus all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing, now owned or hereafter acquired by Dealer.

                  "Accounts Receivable Facility": a credit facility extended pursuant to this Agreement.

                  "Average Contract Balance": the amount determined by dividing: (a) the sum of the Daily Contract Balances (as defined in Section 2.3.1) for a billing period; by, (b) the actual number of days in such billing period.

                  "Default":  the events or occurrences enumerated in
                  Section 5.

                  "Entity": any individual, association, firm, corporation, partnership, limited liability company, trust, governmental body, agency or instrumentality whatsoever.

                  "Floorplan Facility": a credit facility extended pursuant to this Agreement.

                  "Guarantor":  a guarantor of any of the Obligations.

                  "Inventory": all of Dealer's presently owned and hereafter acquired goods which are held for sale or lease. Unless otherwise set forth herein, all references to "Inventory" shall include Supplemental Inventory.

                  "Obligations": all liabilities and indebtedness now or hereafter arising, owing, due or payable from Dealer to DFS (and any of its subsidiaries and affiliates), including any third party claims against Dealer satisfied or acquired by DFS, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, and whether or not evidenced by instruments or evidences of indebtedness, and all covenants, agreements (including consent to binding arbitration), warranties, duties and representations, under this Agreement or the Other Agreements.

                  "Other Agreements": all security agreements, mortgages, leases, instruments, documents, guarantees, schedules, certificates, contracts and similar agreements heretofore, now or hereafter executed by Dealer and delivered to DFS or delivered by or on behalf of Dealer to a third party and assigned to DFS by operation of law or otherwise.

                  "Prime Rate": the rate of interest quoted in the New York edition of the Wall Street Journal in the "Money Rates" column as the "prime rate" from time to time. The Prime Rate will change and take effect for purposes of this Agreement on the day that the change is published.

                  "Supplemental Inventory": shall have the meaning set forth in Section 2.4.2.

                  "Supplemental Inventory Facility": a credit facility extended pursuant to this Agreement.

2.    CREDIT FACILITIES/INTEREST RATES/GENERAL PROVISIONS

      2.1 Total Credit Facility. In consideration of Dealer's payment and performance of its Obligations and subject to the terms and conditions contained in this Agreement, DFS agrees to provide, and Dealer agrees to accept, an aggregate credit facility (the "Credit Facility") of up to TEN MILLION DOLLARS ($10,000,000.00) ("Total Credit Limit"). The Credit Facility shall be available in the form of loans under the Floorplan Facility, Accounts Receivable Facility and the Supplemental Inventory Facility. No loans need be made by DFS if Dealer is in Default. This is an agreement regarding the extension of credit, and not the provision of goods or services.

      2.2 Floorplan Facility. Subject to the terms of this Agreement, DFS agrees to provide to Dealer a Floorplan Facility of TEN MILLION DOLLARS ($10,000,000.00) to purchase Inventory from DFS approved vendors ("Vendors"); provided, however, that at no time shall the principal amount outstanding under Dealer's Floorplan Facility, Accounts Receivable Facility and the Supplemental Inventory Facility exceed in the aggregate the Total Credit Limit. DFS may, however, at any time and without notice to Dealer, elect not to finance any Inventory sold by particular Vendors who are in default of their obligations to DFS and/or suspend or terminate the relationship or approval of any Vendor (in any case, a "Termination"), provided, however, DFS will continue to finance Dealer's acquisition of Inventory from such Vendor(s) for thirty (30) days following a Termination provided that Dealer is and does not become in Default. Supplemental Inventory will not be financed under the Floorplan Facility and references to "Inventory" in this Section 2.2 shall not include Supplemental Inventory.

            2.2.1 Interest.  Dealer will pay DFS finance charges on the outstanding principal debt Dealer owes DFS for each item of Inventory financed by DFS under the Floorplan Facility at the rate(s) shown on the Statement of Transaction identifying such Inventory, unless Dealer objects thereto as provided in this Agreement. The finance charges attributable to such rates will: (i) be computed based on a 360 day year; (ii) be calculated by multiplying the Daily Charge (as defined below) by the actual number of days in the applicable billing period; and (iii) subject to the interest-free period subsidized by a Vendor, accrue from the invoice date of the Inventory identified on such Statement of Transaction, until DFS receives full payment of the principal debt Dealer owes DFS in good funds in accordance with DFS' payment recognition policy. The annual percentage rate of the finance charges will be calculated from the invoice date of any item of Inventory financed by DFS, subject to the interest-free period subsidized by a Vendor. The "Daily Charge" is the product of the Daily rate multiplied by the Average Daily Balance. The "Average Daily Balance" is the quotient of: (i) the sum of the outstanding principal debt owed DFS under the Floorplan Facility on each day of a billing period for each item of Inventory identified on the Statement of Transaction, divided by (ii) the actual number of days in such billing period.

            2.2.2 Financing Terms and Statements of Transaction.  Dealer
                  agrees to pay DFS according to the financing rates and payment terms of the Floorplan Facility for particular Vendors as set forth in the terms letter signed by Dealer and DFS from time to time ("Terms Letter"), a copy of which is attached hereto as Exhibit 2.2.2 and incorporated herein by this reference (and all references to this Agreement shall mean and include any and all Terms Letter(s)). In addition, Dealer and DFS agree that certain financial terms of any advance made by DFS under this Agreement, whether regarding finance charges, other fees, maturities, curtailments or other financial terms, are not set forth herein because such terms depend, in part, upon the availability of Vendor discounts, payment terms or other incentives, prevailing economic conditions, DFS' floorplanning volume with Dealer and with Dealer's Vendors, and other economic factors which may vary over time. Dealer and DFS further agree that it is therefore in their mutual best interest to set forth in this Agreement and the Terms Letter only the principal terms of Dealer's financing arrangement with DFS. Upon agreeing to finance a particular item of Inventory for Dealer, DFS will send Dealer a Statement of Transaction identifying such Inventory and the applicable financial terms. The financial terms for Inventory purchased from Vendors which are not the subject of a Terms Letter will be set forth in the Statement of Transaction (unless DFS and Dealer execute a Terms Letter for such Vendors). Unless Dealer notifies DFS in writing of any objection within fifteen
                  (15) days after a Statement of Transaction is mailed to
                  Dealer: (a) the amount shown on such Statement of Transaction will be an account stated; (b) Dealer will have agreed to all rates, charges and other terms shown on such Statement of Transaction; (c) Dealer will have agreed that DFS is financing the items of Inventory referenced in such Statement of Transaction at Dealer's request; and (d) such Statement of Transaction will be incorporated herein by reference, will be made a part hereof as if originally set forth herein, and will constitute an addendum hereto. If Dealer objects to the terms of any Statement of Transaction, Dealer agrees to pay DFS for such Inventory in accordance with the most recent terms for similar Inventory to which Dealer has not objected (or, if there are no prior terms, at the lesser of the Prime Rate plus one-half of one percent (0.5%) or at the maximum lawful contract rate of interest permitted under applicable law).

            2.2.3 Payment Terms.  Dealer will immediately pay DFS the
                  principal indebtedness owed DFS on each item of Collateral financed by DFS (as shown on the Statement of Transaction identifying such Collateral) on the earliest occurrence of any of the following events: (a) when such Collateral is lost, stolen or damaged, unless the same is promptly replaced with Collateral of equal value; (b) for Collateral financed under Pay-As-Sold ("PAS") terms (as shown on the Statement of Transaction identifying such Collateral), when such Collateral is sold, transferred, otherwise disposed of or matured; (c) in strict accordance with any curtailment schedule for such Collateral (as shown on the Statement of Transaction identifying such Collateral); (d) for Collateral financed under Scheduled Payment Program ("SPP") terms (as shown on the Statement of Transaction identifying such Collateral), in strict accordance with the installment payment schedule; and (e) when otherwise required under the terms of any financing program agreed to in writing by the parties. If Dealer from time to time is required to make immediate payment to DFS of any past due obligation discovered during any Collateral review, or at any other time, Dealer agrees that acceptance of such payment by DFS shall not be construed to have waived or amended the terms of its financing program. The proceeds of any Collateral received by Dealer will be held by Dealer in trust for DFS' benefit, for application as provided in this Agreement. Dealer will send all payments to DFS' branch office(s) responsible for Dealer's account. DFS may apply: (i) payments to reduce finance charges first and then principal, regardless of Dealer's instructions; and
                  (ii) principal payments to the oldest (earliest) invoice for Collateral financed by DFS, but, in any event, all principal payments will first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any third party discount, rebate, bonus or credit granted to Dealer for any Collateral will not reduce the debt Dealer owes DFS until DFS has received payment therefor in cash. Dealer will: (1) pay DFS even if any Collateral is defective or fails to conform to any warranties extended by any third party; (2) not assert against DFS any claim or defense Dealer has against any third party; and (3) indemnify and hold DFS harmless against all claims and defenses asserted by any buyer of the Collateral relating to the condition of, or any representations regarding, any of the Collateral, except for claims and defenses arising from the gross negligence or willful misconduct of DFS.

      2.3 Accounts Receivable Facility. Subject to the terms of this Agreement, DFS agrees to provide to Dealer an Accounts Receivable Facility of TEN MILLION DOLLARS ($10,000,000.00)"); provided, however, that at no time shall the principal amount outstanding under Dealer's Floorplan Facility, Accounts Receivable Facility and the Supplemental Inventory Facility exceed in the aggregate the Total Credit Limit.

            2.3.1 Interest.  Dealer agrees to pay interest to DFS on the
                  Daily Contract Balance at a rate equal to the Prime Rate plus one half of one percent (0.50%) per annum. Such interest will: (i) be computed based on a 360 day year;
                  (ii) be calculated each day by multiplying the Daily Rate (as defined below) by the Daily Contract Balance (as defined below); and (iii) accrue from the date that DFS makes any Electronic Transfer (as defined herein) or otherwise makes an advance under the Accounts Receivable Facility until DFS receives the full and final payment of the principal debt which Dealer owes to DFS, subject to the terms of Section 2.12 herein. The "Daily Rate" is the quotient of the applicable annual rate provided herein divided by 360. The "Daily Contract Balance" is the amount of the outstanding principal debt which Dealer owes to DFS on the Accounts Receivable Facility at the end of each day (including the amount of all Electronic Transfers authorized) after DFS has credited the payments which it has received on the Accounts Receivable Facility, subject to the terms of Section 2.12 herein.

            2.3.2 Schedules of Accounts.  Dealer will, no less than weekly or as otherwise agreed to, furnish DFS with a schedule of Accounts ("Schedule") which will: (a) describe all Accounts created or acquired by Dealer since the last Schedule furnished DFS; (b) inform DFS of any rejection of goods by any obligor, delays in delivery of goods, non-performance of contracts and of any assertion of any claim, offset or counterclaim by any obligor; and (c) inform DFS of any adverse information relating to the financial condition of any obligor.

            2.3.3 Available Credit - Accounts Receivable; Paydown.  On
                  receipt of each Schedule, DFS will credit Dealer with an amount equal to the remainder of eighty percent (80%) of the net amount of eligible Accounts listed in such Schedule, minus the amount of Dealer's SPP Deficit (as defined below) under the Floorplan Facility with DFS as in effect from time to time (the "Available Credit"). DFS will loan Dealer, on request, such amount so credited or a part thereof as requested provided that at no time will such outstanding loans exceed Dealer's maximum Accounts Receivable Facility.

                  Dealer's "SPP Deficit" shall mean the amount, if any, by which Dealer's total current outstanding indebtedness to DFS under the Floorplan Facility as of the date of the Inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report. Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to DFS of a new Inventory Report, subject to revision after any review by DFS.

                  The "Inventory Report" shall mean a report provided by Dealer to DFS by the 10th day of every month and dated as of the last day of the prior month which specifies the total aggregate Dealer cost of all of Dealer's Inventory that is unsold and in Dealer's possession and control as of the date of the Inventory Report.

                  Dealer's "SPP Surplus" shall mean the amount, if any, by which Dealer's Inventory Value (as defined below) exceeds the total current outstanding indebtedness to DFS under the Floorplan Facility as of the date of the Inventory Report (as defined below). Such SPP Surplus, if any, shall remain in effect for purposes of this Agreement until the delivery of the Inventory Report, subject to revision after any review by DFS.

                  The term "Inventory Value" is defined herein to means one hundred percent (100%) of the total aggregate Dealer cost of all of Dealer's Inventory financed by DFS under the Floorplan Facility that is new, remanufactured or refurbished, and unsold and in Dealer's possession

                  In addition, if Dealer's outstanding loans under Dealer's Accounts Receivable Facility at any time exceed Dealer's Available Credit plus Dealer's availability under the Supplemental Inventory Facility, Dealer will immediately pay to DFS an amount not less than the difference between
                  (i) Dealer's outstanding loans under Dealer's Accounts Receivable Facility, and (ii) Dealer's Available Credit. For avoidance of doubt, DFS and Dealer agree that no paydown will be required under the Accounts Receivable Facility as long as sufficient availability exists under the Supplemental Inventory Facility in an amount sufficient to cover such paydown and vice versa.

                  In the event Dealer's SPP Deficit exceeds at any time (a) eighty percent (80%) of the net amount of Dealer's eligible Accounts, minus (b) Dealer's outstanding loans under the Accounts Receivable Facility, plus (c) Dealer's availability under the Supplemental Inventory Facility, Dealer will immediately pay to DFS, as a reduction of Dealer's total current outstanding indebtedness to DFS under the Floorplan Facility, the difference between (i) Dealer's SPP Deficit, and (ii) (a) eighty percent (80%) of the net amount of Dealer's eligible Accounts, minus (b) Dealer's outstanding loans under Dealer's Accounts Receivable Facility plus (c) Dealer's availability under the Supplemental Inventory Facility.

            2.3.4 Ineligible Accounts.  DFS will have the sole right to determine eligibility of Accounts and, without limiting DFS' discretion in that regard, the following Accounts will be deemed ineligible: (a) Accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than sixty (60) days from the date of sale; (b) Accounts unpaid more than ninety (90) days from date of invoice; (c) all Accounts of any obligor with fifty percent (50%) or more of the outstanding balance unpaid for more than ninety (90) days from the date of invoice; (d) Accounts for which the obligor is an officer, director, partner, member, employee, agent, parent, subsidiary, affiliate of, or is related to Dealer; (e) consignment sales; (f) Accounts for which the payment is or may be conditional; (g) Accounts for which the obligor is not a commercial, governmental or institutional entity or is not a resident of the United States or Canada, unless backed by credit insurance or a letter of credit (each in form, substance, amount and issued by an institution acceptable to DFS), or, in the case of Accounts where the obligor is a governmental entity, Dealer shall have complied with the Federal Assignment of Claims Act or other applicable law to direct payment in an amount acceptable to DFS; (h) Accounts with respect to which any warranty or representation made herein is not true and correct; (i) Accounts which represent goods or services purchased for a personal, family or household purpose; (j) Accounts which represent goods used for demonstration purposes or loaned by the Dealer to another party; (k) Accounts which are progress payment, barter, or contra accounts; and (l) any and all other Accounts which DFS deems to be ineligible.

            2.3.5 Establishment of Reserves.  DFS shall have the right to establish reserves in such amounts, and with respect to such matters, as DFS shall deem necessary or appropriate, against the amount of loans outstanding under the Accounts Receivable Facility which Dealer may otherwise request, including, without limitation, with respect to (a) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Dealer's business; (b) shrinkage, spoilage and obsolescence of Inventory; (c) slow moving Inventory; (d) other sums chargeable against Dealer as loans under any section of this Agreement; (e) a material increase in Dealer's dilution percentage, as determined by DFS; and (f) such other matters, events, conditions or contingencies as to which DFS, in its sole credit judgment determines reserves should be established from time to time hereunder.

      2.4 Supplemental Inventory Facility.. Subject to the terms of this Agreement, DFS agrees to provide to Dealer a Supplemental Inventory Facility in the amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00).

            2.4.1 Interest.  Dealer hereby agrees to pay to DFS interest on the Supplemental Inventory Daily Contract Balance (as defined below) at a rate equal to the Prime Rate plus one half of one percent (0.50%) per annum. Such interest will: (i) be computed based on a 360 day year; (ii) be calculated each day by multiplying the Daily Rate by the Supplemental Inventory Daily Contract Balance; and (iii) accrue from the date that DFS makes any Electronic Transfer (as defined herein) or otherwise makes an advance under the Supplemental Inventory Facility until DFS receives the full and final payment of the principal debt which Dealer owes to DFS. The "Supplemental Inventory Daily Contract Balance" is the amount of the outstanding principal debt which Dealer owes to DFS on the Supplemental Inventory Facility at the end of each day (including the amount of all Electronic Transfers authorized) after DFS has credited the payments which it has received on the Supplemental Inventory Facility.

            2.4.2 Supplemental Inventory Facility Loans.  DFS will from time to time loan to Dealer, at Dealer's request, such amount as DFS, in its sole discretion, may deem advisable, but in any event not more than the Loan Value (as defined below) of Dealer's Supplemental Inventory (as defined below).

                  The term "Supplemental Inventory" means Inventory (a) that is new and whose acquisition by Dealer was not financed by DFS pursuant to the Floorplan Facility between DFS and Dealer; (b) that is used, remanufactured and/or refurbished telephone parts that are suitable for resale in the ordinary course of Dealer's business; (c) that is not obsolete or unmerchantable; (c) that is in good and salable condition; (d) that conforms to the representations and warranties of this Agreement; (e) that is at all times subject to DFS' duly perfected first priority security interest and no other lien or encumbrance of any kind; and (f) that DFS deems, in its sole discretion, to be acceptable for financing pursuant to this section.

                  The term "Loan Value" means the lesser of (1) fifty percent (50%) of the Value (as defined below) of the Supplemental Inventory plus the SPP Surplus; and (2) Dealer's maximum Supplemental Inventory Facility from time to time established by DFS.

                  The term "Value" means the cost to Dealer of Dealer's Supplemental Inventory, as determined in accordance with generally accepted accounting principals consistently applied.

            2.4.3 Paydown - Supplemental Inventory.  Regardless of the terms of any Supplemental Inventory Financing Program with Dealer, if at any time the aggregate amount of outstanding loans under the Supplemental Inventory Facility exceeds the Loan Value of the Supplemental Inventory then acceptable to DFS plus Dealer's Available Credit, Dealer will, immediately upon demand, repay an amount of the loans made to it by DFS hereunder equal to the difference between such aggregate amount of outstanding loans and the Loan Value then acceptable to DFS.

            2.4.4 Revisions of Value.  Dealer agrees that the percentage of
                  Value advanced, the acceptability and Value of Inventory and the period during which such advances are to remain outstanding are and will be entirely in DFS' sole discretion. If Inventory remains in stock for a period of time which DFS in its reasonable judgment deems excessive, such Inventory may, at DFS' option, be considered to be of no value for the purpose of loans or advances although the same remains in stock and DFS shall retain its security interest therein according to the terms and provisions of this Agreement and the Other Agreements.

      2.5 Facility Fee. Dealer agrees to pay DFS an annual facility fee in connection with the Accounts Receivable and Supplemental Inventory Facility, payable in advance, on the execution of this Agreement, and on each anniversary date thereof through the term of this Agreement, each in an amount equal to nine hundredths of one percent (0.09%) of the amount of the maximum aggregate Accounts Receivable Facility and the Supplemental Facility.
            Once received by DFS, an annual facility fee shall not be refundable by DFS for any reason.

      2.6 Maximum Interest. Dealer acknowledges that DFS intends to strictly conform to the applicable usury laws governing this Agreement. Regardless of any provision contained herein or in any other document executed or delivered in connection herewith or therewith, DFS shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest on this Agreement (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum amount allowed by applicable law, and, if DFS ever receives, collects or applies as interest any such excess, such amount which would be excessive interest will be applied first to the reduction of the unpaid principal balances of advances under this Agreement, and, second, any remaining excess will be paid to Dealer. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Dealer and DFS shall, to the maximum extent permitted under applicable law:
            (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (b) exclude voluntary pre-payments and the effect thereof; and (c) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

      2.7 Payments. DFS will send Dealer a monthly billing statement(s) identifying all charges due on Dealer's account with DFS. The interest and fee charges specified on each billing statement will be: (a) due and payable in full immediately on receipt, and (b) an account stated, unless DFS receives Dealer's written objection thereto within fifteen (15) days after it is mailed to Dealer. If DFS does not receive, by the 25th day of any given month, payment of all charges accrued to Dealer's account with DFS during the immediately preceding month, Dealer will (to the extent allowed by law) pay DFS a late fee ("Late Fee") equal to the greater of $5 or 5% of the amount of such finance charges (payment of the Late Fee does not waive the default caused by the late payment). Dealer will also pay DFS $100 for each of Dealer's checks returned unpaid for insufficient funds (an "NSF check") (such $100 payment repays DFS' estimated administrative costs; it does not waive the default caused by the NSF check). DFS may adjust the billing statement at any time to conform to applicable law and this Agreement. Dealer waives the right to direct the application of any payments hereafter received by DFS on account of the Obligations. DFS will have the continuing exclusive right to apply and reapply any and all such payments in such manner as DFS may deem advisable in a manner consistent with its books and records.

      2.8 One Loan. DFS may combine all of DFS' advances to Dealer or on Dealer's behalf, whether under this Agreement or any Other Agreements, and whether provided by one or more of DFS' branch offices, together with all finance charges, fees and expenses related thereto, to make one debt owed by Dealer.

      2.9 Notes. Loans made pursuant to this Agreement need not be evidenced by promissory notes unless otherwise required by DFS in DFS' sole discretion.

      2.10 Certain Charges. Dealer will: (a) reimburse DFS for all charges made by banks, including charges for collection of checks and other items of payment, and (b) pay DFS' a fee of SIX DOLLARS ($6.00) for each transfer of funds to the Dealer by Fed Wire Funds Transfer ("Fed Wire") and no fee will be payable by Dealer to DFS for each electronic transfer of funds to Dealer by Automated Clearing House ("ACH").

      2.11 Collections. Unless otherwise directed by DFS, to expedite collection of Accounts for the benefit of DFS, Dealer shall notify all of its obligors to make payment of the Accounts to one or more lock-boxes under the sole control of DFS. The lock-box, and all accounts into which the proceeds of any such lock-box(es) are deposited, shall be established at banks selected by the Dealer and satisfactory to DFS in its sole discretion. Dealer shall issue to any such banks an irrevocable letter of instruction, in form and substance acceptable to DFS, directing such banks to deposit all payments or other remittances received in the lock-box to such account or accounts as DFS shall direct, for application against the outstanding balance of the Obligations. All funds deposited in the lock-box or any such account immediately shall become the property of DFS, and any disbursements of the proceeds in the lock-box or any such account will only be made to DFS. The lockbox agreement with the bank will include the bank's waiver of its offset rights against the funds so deposited net of charges for returned items acceptable to DFS. DFS assumes no responsibility for such lock-box arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits which any banks accept thereunder. All remittances which Dealer receives in payment of any Accounts, and the proceeds of any of the other Collateral, shall be: (i) kept separate and apart from Dealer's own funds so that they are capable of identification as DFS' property; (ii) held by Dealer as trustee of an express trust for DFS' benefit; and (iii) shall be immediately deposited in such accounts designated by DFS. All proceeds received or collected by DFS with respect to Accounts, and reserves and other property of Dealer in possession of DFS at any time or times hereafter, may be held by DFS without interest to Dealer until all Obligations are paid in full or applied by DFS on account of the Obligations. DFS may release to Dealer such portions of such reserves and proceeds as DFS may determine. Upon the occurrence and during the continuance of a Default, DFS may notify the obligors that the Accounts have been assigned to DFS, collect the Accounts directly in its own name and charge the collection costs and expenses, including attorneys' fees, to Dealer. DFS has no duty to protect, insure, collect or realize upon the Accounts to preserve rights in them, but shall treat the Accounts with the same standard of care as if DFS was the owner thereof.

      2.12 Collection Days. All payments and all amounts received on any Account will be credited by DFS to Dealer's account (subject to final collection thereof) on the day received in the lockbox for purposes of determining Dealer's Available Credit, provided that Dealer shall pay interest on such payments and amounts through and including the next succeeding business day.

      2.13 Power of Attorney. At any time which a Default by Dealer under this Agreement shall have occurred and be continuing, Dealer irrevocably appoints DFS (and any person designated by it) as Dealer's true and lawful Attorney with full power to: (a) endorse the name of Dealer upon any of the items of payment or proceeds and deposit the same in the account of DFS for application to the Obligations; (b) sign the name of Dealer to verify the accuracy of the Accounts; and (c) sign the name of Dealer on any document or instrument that DFS shall deem necessary or appropriate to perfect and maintain perfected the security interests in the Collateral under this Agreement and the Other Agreements. In the event of a Default, Dealer irrevocably appoints DFS (and any person designated by it) as Dealer's true and lawful Attorney with full power to at any time, in the discretion of DFS to: (i) demand payment, enforce payment and otherwise exercise all of Dealer's rights, and remedies with respect to the collection of any Accounts; (ii) settle, adjust, compromise, extend or renew any Accounts; (iii) settle, adjust or compromise any legal proceedings brought to collect any Accounts; (iv) sell or assign any Accounts upon such terms, for such amounts and at such time or times as DFS may deem advisable; (v) discharge and release any Accounts; (vi) prepare, file and sign Dealer's name on any Proof of Claim in Bankruptcy or similar document against any obligor; (vii) endorse the name of Dealer upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto; and (viii) take control in any manner of any item of payments or proceeds and for such purpose to notify the Postal Authorities to change the address for delivery of mail addressed to Dealer to such address as DFS may designate. The power of attorney is for value and coupled with an interest and is irrevocable so long as any Obligations remain outstanding and by DFS exercising such right, DFS shall not waive any right against Dealer until the Obligations are paid in full.

      2.14 Continuing Requirements. Advances hereunder will be made by DFS, at Dealer's direction, by paper check, electronic transfer by ACH, Fed Wire or such other electronic means as DFS may announce from time to time (ACH, Fed Wire and such other electronic transfer are collectively referred to as "Electronic Transfers"). If Dealer does not request advances be made in a specific method of transfer, DFS may determine from time to time in its sole discretion what method of transfer to use. Dealer will: (a) if from time to time required by DFS, immediately upon their creation, deliver to DFS copies of all invoices, delivery evidences and other such documents relating to each Account; (b) not permit or agree to any extension, compromise or settlement or make any change to any Account, except in the ordinary course of business; (c) affix appropriate endorsements or assignments upon all such items of payment and proceeds so that the same may be properly deposited by DFS to DFS' account;
            (d) immediately notify DFS in writing which Accounts may be deemed ineligible as defined in Section 2.3.4; (e) mark all chattel paper and instruments now owned or hereafter acquired by it to show that the same are subject to DFS' security interest and immediately thereafter deliver such chattel paper and instruments to DFS with appropriate endorsements and assignments to DFS; (f) within ten (10) days after the end of each month, provide DFS with a detailed aging of its Accounts for each month, together with the names and addresses of all obligors.

      2.15 Release. Dealer releases DFS from all claims and causes of action which Dealer may now or hereafter have for any loss or damage to it claimed to be caused by or arising from: (a) any failure of DFS to protect, enforce or collect, in whole or in part, any Account; (b) DFS' notification to any obligors thereon of DFS' security interest in any of the Accounts; (c) DFS' directing any obligor to pay any sum owing to Dealer directly to DFS; and (d) any other act or omission to act on the part of DFS, its officers, agents or employees, except for willful misconduct. DFS will have no obligation to preserve rights to Accounts against prior parties. Dealer waives all rights of offset Dealer may have against DFS.

      2.16 Review. Dealer grants DFS an irrevocable license to enter Dealer's business locations during normal business hours with reasonable advance notice to Dealer (provided, however, if Dealer is in Default no advance notice shall be required) to:
            (a) account for and inspect all Collateral; (b) verify Dealer's compliance with this Agreement; and (c) review, examine, and make copies of Dealer's books, records, files and business procedures and practices. DFS may, without notice to Dealer and at any time or times hereafter, verify the validity, amount or any other matter relating to any Account by mail, telephone, or
            other means, in the name of Dealer or DFS.   Any collection by
            DFS of any amounts Dealer owes DFS under this Agreement at or during DFS' examination of the Collateral will not relieve Dealer of its continuing obligation to pay its Obligations owed to DFS in strict accordance with the terms of this Agreement

3.    SECURITY - COLLATERAL

      3.1 Grant of Security Interest. To secure payment of all of Dealer's current and future Obligations and to secure Dealer's performance of all of the provisions under this Agreement and the Other Agreements, Dealer grants DFS a security interest in all of Dealer's inventory, equipment, fixtures, accounts, contract rights, chattel paper, security agreements, instruments, deposit accounts, reserves, documents, and general intangibles; and all judgments, claims, insurance policies, and payments owed or made to Dealer thereon; all whether now owned or hereafter acquired, all attachments, accessories, accessions, returns, repossessions, exchanges, substitutions and replacements thereto, and all proceeds thereof. All such assets are collectively referred to herein as the "Collateral." All of such terms for which meanings are provided in the Uniform Commercial Code of the applicable state are used herein with such meanings. Dealer covenants with DFS that DFS may realize upon all or part of any Collateral in any order it desires and any realization by any means upon any Collateral will not bar realization upon any other collateral. Dealer's liability under this Agreement is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. All proceeds of Collateral financed by DFS will be held in trust by Dealer for DFS, with such proceeds being payable in accordance with this Agreement.

4.    WARRANTIES, REPRESENTATIONS AND COVENANTS

      4.1 Affirmative Warranties and Representations - General. Except as otherwise specifically provided in the Other Agreements, Dealer warrants and represents to DFS that: (a) Dealer has good title to all Collateral; (b) DFS' security interest in the Accounts will at all times constitute a perfected, first security interest in such Accounts and will not become subordinate to the security interest, lien, encumbrance or claim of any Entity; (c) Dealer will execute all documents DFS requests to perfect and maintain DFS' security interest in the Collateral and to fully consummate the transactions contemplated under this Agreement and the Other Agreements; (d) Dealer will at all times be duly organized, existing, in good standing, qualified and licensed to do business in each state, county, or parish, in which the failure to so qualify would have a material adverse effect on its business, properties or financial condition; (e) Dealer has the right and is duly authorized to enter into this Agreement;
            (f) Dealer's execution of this Agreement does not constitute a breach of any agreement to which Dealer is now or hereafter becomes bound; (g) there are and will be no actions or proceedings pending or, to Dealer's knowledge, threatened against Dealer which might result in any material adverse change in Dealer's financial or business condition; (h) Dealer will maintain the Collateral in good condition and repair, ordinary wear and tear excepted; (i) Dealer has duly filed and will duly file all tax returns required by law; (j) Dealer has paid and will pay when due all taxes, levies, assessments and governmental charges of any nature except those being challenged in good faith and as to which adequate reserves have been established in accordance with GAAP; (k) Dealer will maintain a system of accounting in accordance with generally accepted accounting principles and account records which contain such information in a format as may be requested by DFS; (l) Dealer will keep and maintain all of its books and records pertaining to the Collateral at its principal place of business designated in this Agreement; (m) Dealer will promptly supply DFS with such information concerning it or any Guarantor as DFS hereafter may reasonably request; (n) Dealer will give DFS thirty (30) days prior written notice of any change in Dealer's identity, name, form of business organization, ownership, management, principal place of business, Collateral locations (except in the cases of rentals and repairs) or other business locations; and before moving any books and records to any other location; (o) Dealer will observe and perform all matters required by any lease, license, concession or franchise forming part of the Collateral in order to maintain all the rights of DFS thereunder; (p) Dealer will advise DFS of the commencement of material legal proceedings against Dealer or any Guarantor; (q) Dealer will comply with all applicable laws and will conduct its business in a manner which preserves and protects the Collateral; and (r) Dealer will keep the Collateral insured for its full insurable value under an "all risk" property insurance policy with a company acceptable to DFS, naming DFS as a lender loss-payee and containing standard lender's loss payable and termination provisions. Dealer will provide DFS with written evidence of such property insurance coverage and lender's loss-payee endorsement.

      4.2 Accounts - Warranties and Representations. For each Account which Dealer lists on any Schedule, Dealer warrants and represents to DFS that at all times: (a) such Account is genuine; (b) such Account is not evidenced by a judgment or promissory note or similar instrument or agreement; (c) it represents an undisputed bona fide transaction completed in accordance with the terms of the invoices and purchase orders relating thereto; (d) the goods sold or services rendered which resulted in the creation of such Account have been delivered or rendered to and accepted by the obligor; (e) the amounts shown on the Schedules, Dealer's books and records and all invoices and statements delivered to DFS with respect thereto are owing to Dealer and are not contingent; (f) no payments have been or will be made thereon except payments turned over to DFS; (g) there are no offsets, counterclaims or disputes existing or asserted with respect thereto and Dealer has not made any agreement with any obligor for any deduction or discount of the sum payable thereunder except regular discounts allowed by Dealer in the ordinary course of its business for prompt payment; (h) there are no facts or events known to Dealer which in any way impair the validity or enforceability thereof or reduce the amount payable thereunder from the amount shown on the Schedules, Dealer's books and records and the invoices and statements delivered to DFS with respect thereto; (i) to the knowledge of Dealer without independent investigation, all persons acting on behalf of obligors thereon have the authority to bind the obligor; (j) the goods sold or transferred giving rise thereto are not subject to any lien, claim, encumbrance or security interest which is superior to that of DFS; and (k) there are no proceedings or actions known to Dealer which are threatened or pending against any obligor thereon which might result in any material adverse change in such obligor's financial condition.

      4.3 Inventory - Warranties, Representations and Covenants. Dealer warrants and represents to DFS and covenants and agrees with DFS that (except as otherwise specified in this Agreement or the Other Agreements): (a) Inventory will be kept only at the locations set forth on Exhibit 4.3; (b) on or before the 10th day of each month and, in any event, immediately upon each demand by DFS therefor, Dealer will execute and deliver to DFS the Inventory Report specifying Dealer's cost of Inventory (including the Supplemental Inventory) and such other matters and information relating to Inventory as DFS may from time to time request; (c) except for Inventory sent by Dealer in the ordinary course of Dealer's business to a third party for repair, Inventory is not and will not be stored with a bailee, repairman, warehouseman or similar party without DFS' prior written consent, and Dealer will, concurrently with delivery to such party, cause any such party to issue and deliver to DFS, in form acceptable to DFS, warehouse receipts, in DFS' name evidencing the storage of such Inventory, and waivers of warehouseman's liens in favor of DFS; (d) Dealer will not lend, demonstrate, pledge, transfer, consign, or secrete any of the Inventory or use any of the Inventory for any purpose other than exhibition and sale, rental or lease to buyers in the ordinary course of business, without DFS' prior written consent.

      4.4 Negative Covenants. Dealer will not at any time (without DFS' prior written consent): (a) grant to or in favor of any Entity a security interest in or permit to exist a lien, claim or encumbrance in the Collateral which is superior to the interest of DFS; (b) other than in the ordinary course of its business, sell, lease or otherwise dispose of or transfer any of its assets; (c) merge or consolidate with another Entity, unless Dealer is the surviving Entity and Dealer is not in Default and, as a result of such merger or consolidation, does not otherwise become in Default; (d) acquire the assets or ownership interest of any other Entity; (e) enter into any transaction not in the ordinary course of business; (f) guarantee or indemnify or otherwise become in any way liable with respect to the obligations of any Entity, except by endorsement of instruments or items of payment for deposit to the general account of Dealer or which are transmitted or turned over to DFS on account of the Obligations; (g) except as set forth in Exhibit 4.4, redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Dealer's capital stock; (h) make any change in Dealer's capital structure or in any of its business objectives or operations which might in any way adversely affect the ability of Dealer to repay the Obligations; (i) make any distribution of Dealer's assets not in the ordinary course of business; (j) incur any debts outside of the ordinary course of business except renewals or extensions of existing debts and interest thereon; and (k) except as set forth in Exhibit 4.4, make any loans, advances, contributions or payments of money or in goods to any affiliated entity or to any officer, director, stockholder, member or partner of Dealer or of any such entity (except for compensation for personal services actually rendered).

      4.5 Financial Statements. Dealer will deliver to DFS: (a) within ninety (90) days after the end of each of Dealer's fiscal years, a reasonably detailed balance sheet as of the last day of such fiscal year and a reasonably detailed income statement covering Dealer's operations for such fiscal year, in a form satisfactory to DFS; (b) within forty-five (45) days after the end of each of Dealer's fiscal quarters, a reasonably detailed balance sheet as of the last day of such quarter and an income statement covering Dealer's operations for such quarter in a form satisfactory to DFS; (c) within ten (10) days after request therefor by DFS, any other report requested by DFS relating to the Collateral or the financial condition of Dealer. Dealer warrants and represents to DFS that all financial statements and information relating to Dealer or any Guarantor which have been or may hereafter be delivered by Dealer or any Guarantor to DFS are true and correct in all material respects and have been and will be prepared in accordance with generally accepted accounting principles consistently applied and, with respect to such previously delivered statements or information, there has been no material adverse change in the financial or business condition of Dealer or any Guarantor since the submission to DFS, either as of the date of delivery, or, if different, the date specified therein, and Dealer acknowledges DFS' reliance thereon.

      4.6   Financial Covenants/Definitions.

            4.6.1 Financial Covenants.

                  (a)   Tangible Net Worth.

                        (i) Commencing on and as of the date of this Agreement and at all times thereafter through December 30, 1999, Dealer will at all times maintain a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Five Million Five Hundred Thousand Dollars ($5,500,000.00); and

                        (ii) Commencing on and as of December 31, 1999, and at all times thereafter, Dealer will at all times maintain a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000.00)

                  (b) Leverage. As of the last day of each of Dealer's fiscal quarters, Dealer will have a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than two and one-half to one (2.5:1).

                  (c) Current Ratio. As of the last day of each of Dealer's fiscal quarters, Dealer will have a ratio of Current Tangible Assets to current liabilities of not less than one and one-half to one (1.5:1).

                  (d) EBIT to Interest Expense. As of the last day of each of Dealer's fiscal years, Dealer will have a ratio of EBIT to Dealer's interest expense for the Dealer's indebtedness for the period of calculation of two to one (2.0:1).

                  (e) Quarterly Profitability. For three of Dealer's fiscal quarters for the fiscal year January 1 - December 31, 2000, Dealer shall have Net Income of at least one dollar ($1.00).

                  (f) Annual Profitability. For each of Dealer's fiscal years during the term of this Agreement and during any extension period of this Agreement, Dealer shall have a Net Income of at least Three Hundred Thousand Dollars ($300,000.00).

            4.6.2 Definitions.  The terms used in this Section will be determined in accordance with generally accepted accounting principles consistently applied, and, if applicable, on a consolidated basis. For purposes of this Section certain terms used herein will have the following meanings:

                  (a) "Tangible Net Worth" means the book value of Dealer's assets less liabilities, excluding from such assets all Intangibles.

                  (b) "Intangibles" means and includes general intangibles (as that term is defined in the Uniform Commercial
                        Code); accounts receivable and advances due from officers, directors, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; and such other similar items as DFS may from time to time determine in DFS' sole discretion.

                  (c) "Debt" means all of Dealer's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer.

                  (d) "Subordinated Debt" means all of Dealer's Debt which is subordinated to the payment of Dealer's liabilities to DFS by an agreement in form and substance satisfactory to DFS.

                  (e) "Current Tangible Assets" means Dealer's current assets less, to the extent otherwise included therein, all Intangibles.

                  (f) "EBIT" means the sum of (i) Dealer's Net Income, plus, to the extent that such items were deducted in determining Net Income, (ii) interest expense during the period of calculation, plus (iii) all provisions for any federal, state or other income taxes made by Dealer.

                  (g) "Net Income" and "Net Loss" means the net operating income and net losses of the Dealer after provision for taxes.

5.    DEFAULT

      5.1   Definition.  Dealer will be in default under this Agreement if:
            (a) Dealer breaches any terms, warranties or representations contained herein or in any Other Agreements; (b) any Guarantor of Dealer's debts to DFS breaches any terms, warranties or representations contained in any guaranty or Other Agreements;
            (c) any representation, statement, report, or certificate made or delivered by Dealer or any Guarantor to DFS is not accurate in all material respects when made; (d) Dealer fails to pay any of the Obligations within five (5) days following the date when due and payable; (e) Dealer abandons a material portion of Collateral; (f) Dealer or any Guarantor is or becomes past due in the payment of any debt owed to any third party(s) for ninety
            (90) days or more in an aggregate amount in excess of $750,000.00 (provided that Dealer shall have the right to contest its payments to third parties in good faith without being in Default under this subparagraph); (g) a money judgment(s) issues against Dealer and/or any Guarantor in an aggregate amount in excess of $250,000.00 and is not stayed, appealed (subject to stay of execution and/or bond), vacated or bonded within thirty (30) days of the issuance of such judgment;
            (h) an attachment, sale or seizure issues or is executed against a material portion of the assets of Dealer or of any Guarantor;
            (i) the undersigned dies while Dealer's business is operated as a sole proprietorship, any general partner dies while Dealer's business is operated as a general or limited partnership, or any member dies while Dealer's business is operated as a limited liability company, as applicable; (j) any Guarantor dies; (k) Dealer or any Guarantor shall cease existence as a corporation, partnership, limited liability company or trust, as applicable;
            (l) Dealer or any Guarantor ceases or suspends business; (m) Dealer, any Guarantor or any member while Dealer's business is operated as a limited liability company, as applicable, makes a general assignment for the benefit of creditors; (n) Dealer, any Guarantor or any member while Dealer's business is operated as a limited liability company, as applicable, becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law;
            (o) any receiver is appointed for any assets of Dealer, any Guarantor or any member while Dealer's business is operated as a limited liability company, as applicable; (p) any guaranty of Dealer's debt to DFS is terminated; (q) Dealer loses any material franchise, permission, license or right to sell or deal in any Collateral which DFS finances; (r) Dealer or any Guarantor materially misrepresents Dealer's or such Guarantor's financial condition; or (s) there shall occur a material adverse change in the financial or other condition or business prospects of Dealer or any Guarantor.

5.2   Rights of DFS.  In the event of a Default:

      (a) DFS may at any time at DFS' election, without notice or demand to Dealer, do any one or more of the following: declare all or any of the Obligations immediately due and payable, together with all costs and expenses of DFS' collection activity, including, without limitation, all reasonable attorneys' fees; exercise any or all rights under applicable law (including, without limitation, the right to possess, transfer and dispose of the Collateral); and/or cease extending any additional credit to Dealer (DFS' right to cease extending credit shall not be construed to limit the discretionary nature of this Credit Facility).

      (b) Dealer will segregate and keep the Collateral in trust for DFS, and in good order and repair, and will not sell, rent, lease, consign, otherwise dispose of or use any Collateral, nor further encumber any Collateral.

      (c) Upon DFS' written demand, Dealer will immediately deliver the Collateral to DFS, in good order and repair, at a place specified by DFS, together with all related documents; or DFS may, in DFS' sole discretion and without notice or demand to Dealer, take immediate possession of the Collateral together with all related documents.

      (d) DFS may, without notice, apply a default finance charge to Dealer's outstanding principal indebtedness equal to the default rate specified in Dealer's financing program with DFS, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the Default, or the highest lawful contract rate of interest permitted under applicable law.

      (e) DFS may, without notice to Dealer and at any time or times enforce payment and collect, by legal proceedings or otherwise, Accounts in the name of Dealer or DFS; and take control of any cash or non-cash items of payment or proceeds of Accounts and of any rejected, returned, repossessed or stopped in transit goods relating to Accounts. DFS may at its sole election and without demand enter, with or without process of law, any premises where Collateral might be and, without charge or liability to DFS therefor do one or more of the following: (i) take possession of the Collateral and use or store it in said premises or remove it to such other place or places as DFS may deem convenient;
            (ii) take possession of all or part of such premises and the Collateral and place a custodian in the exclusive control thereof until completion of enforcement of DFS' security interest in the Collateral or until DFS' removal of the Collateral and, (iii) remain on such premises and use the same, together with Dealer's materials, supplies, books and records, for the purpose of performing all acts necessary and incidental to the collection or liquidation of such Collateral.

            All of DFS' rights and remedies are cumulative. DFS' failure to exercise any of DFS' rights or remedies hereunder will not waive any of DFS' rights or remedies as to any past, current or future Default.

      5.3 Sale of Collateral. Dealer agrees that if DFS conducts a private sale of any Collateral by requesting bids from 10 or more dealers or distributors in that type of Collateral, any sale by DFS of such Collateral in bulk or in parcels within 120 days of: (a) DFS' taking possession and control of such Collateral; or (b) when DFS is otherwise authorized to sell such Collateral; whichever occurs last, to the bidder submitting the highest cash bid therefor, is a commercially reasonable sale of such Collateral under the Uniform Commercial Code. Dealer agrees that the purchase of any Collateral by a vendor, as provided in any agreement between DFS and the vendor, is a commercially reasonable disposition and private sale of such Collateral under the Uniform Commercial Code, and no request for bids shall be required. Dealer further agrees that 7 or more days prior written notice will be commercially reasonable notice of any public or private sale (including any sale to a vendor). Dealer irrevocably waives any requirement that DFS retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment. If DFS disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such disposition will be determined in accordance with the laws of the state governing this Agreement.

      5.4 Connecticut Waiver. Dealer hereby waives any right to notice and hearing under Chapter 903a of the Connecticut General Statutes, or as otherwise allowed by any state or federal law, with respect to any prejudgment remedy which DFS may elect to pursue in the event of Dealer's default under this Agreement.

6.    MISCELLANEOUS

      6.1 Termination. This Agreement will continue in full force and effect and be non-cancelable for TWO (2) YEARS from the date of this Agreement (except that it may be terminated by DFS in the exercise of its rights and remedies upon Default by Dealer); provided however, that Dealer may terminate this Agreement prior to such date upon: (a) at least 30 days written notice to DFS;
            (b) payment to DFS of all Obligations; and (c) payment to DFS of FIVE THOUSAND DOLLARS ($5,000.00) ("Early Termination Fee").

            This sum will also be paid by Dealer if this Agreement is terminated on account of Dealer's Default. Termination on any date other than the anniversary date will not entitle Dealer to a refund of any fee. This fee represents liquidated damages and is not a penalty. It is understood that Dealer may elect to terminate this Agreement in its entirety only, no section or lending facility may be terminated singly.

            Dealer will not be relieved from any Obligations to DFS arising out of DFS' advances or commitments made before the effective termination date of this Agreement. DFS will retain all of its rights, interests and remedies hereunder until Dealer has paid all of Dealer's Obligations to DFS. All waivers set forth within this Agreement will survive any termination of this Agreement.

      6.2 Collection. Checks and other instruments delivered to DFS on account of the Obligations will constitute conditional payment until such items are actually paid to DFS.

      6.3 Demand, Etc. Dealer irrevocably waives notice of: DFS' acceptance of this Agreement, presentment, demand, protest, nonpayment, nonperformance, and dishonor. Dealer and DFS irrevocably waive all rights to claim any punitive and/or exemplary damages. Dealer waives all notices of default and non-payment at maturity of any or all of the Accounts.

      6.4 Additional Obligations. DFS, without waiving or releasing any Obligation or Default, may perform any Obligations that Dealer fails or refuses to perform. All sums paid by DFS on account of the foregoing and any expenses, including reasonable attorneys' fees, will be a part of the Obligations, payable on demand and secured by the Collateral.

      6.5 NO ORAL AGREEMENTS. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBTS ARE NOT ENFORCEABLE. TO PROTECT DEALER AND DFS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ALL AGREEMENTS COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING AND THE OTHER AGREEMENTS, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS SPECIFICALLY PROVIDED HEREIN OR AS THE PARTIES MAY LATER AGREE IN WRITING TO MODIFY IT. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. DFS may, from time to time, announce in writing to Dealer its policies and procedures regarding its administration of this facility, including, without limitation, DFS' fees for the transfer of funds to or from Dealer, including Electronic Transfers; any subsequent use by Dealer of this facility following any such announcement shall constitute Dealer's acceptance of such revised policies and procedures. Time is of the essence regarding Dealer's performance of its obligations to DFS notwithstanding any course of dealing or custom on DFS' part to grant extensions of time. DFS will have the right to refrain from or postpone enforcement of this Agreement or any Other Agreements between DFS and Dealer without prejudice and the failure to strictly enforce these agreements will not be construed as having created a course of dealing between DFS and Dealer contrary to the specific terms of the agreements or as having modified, released or waived the same. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof.

      6.6 Severability. If any provision of this Agreement or the Other Agreements or the application thereof is held invalid or unenforceable, the remainder of this Agreement and the Other Agreements will not be impaired or affected and will remain binding and enforceable.

      6.7 Supplement. If Dealer and DFS have heretofore executed Other Agreements in connection with all or any part of the Collateral, this Agreement shall supplement each and every Other Agreement previously executed by and between Dealer and DFS, and in that event this Agreement shall neither be deemed a novation nor a termination of any such previously executed Other Agreement nor shall execution of this Agreement be deemed a satisfaction of any obligation secured by such previously executed Other Agreement. In the event of any conflict between the terms of this Agreement and any previously executed Business Financing Agreement between DFS and Dealer, the terms of this Agreement shall control.

      6.8 Section Titles. The Section titles used in this Agreement are for convenience only and do not define or limit the contents of any Section.

      6.9 Binding Effect. Dealer cannot assign its interest in this Agreement or any Other Agreements without DFS' prior written consent, which will not be unreasonably withheld or delayed, although DFS may assign or participate DFS' interest, in whole or in part, without Dealer's consent, provided that in such event (unless Dealer consents), Dealer may terminate this Agreement within 120 days of such assignment without payment of the Early Termination Fee. This Agreement and the Other Agreements will protect and bind DFS' and Dealer's respective heirs, representatives, successors and assigns.

      6.10 Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to Dealer at Dealer's principal place of business specified above; and (b) to DFS at 655 Maryville Centre Drive, St. Louis, Missouri 63141-5832, Attention: General Counsel, or such other address as the parties may hereafter specify in writing.

      6.11 Receipt of Agreement. Dealer acknowledges that it has received a true and complete copy of this Agreement. Dealer acknowledges that it has read and understood this Agreement. Notwithstanding anything herein to the contrary: (a) DFS may rely on any facsimile copy, electronic data transmission or electronic data storage of any Schedule, statement, financial statements or other reports, and (b) such facsimile copy, electronic data transmission or electronic data storage will be deemed an original, and the best evidence thereof for all purposes, including, without limitation, under this Agreement or any Other Agreements, and for all evidentiary purposes before any arbitrator, court or other adjudicatory authority.

      6.12  Information/Confidentiality.

            6.12.1 Credit References/Receipt of Information.  DFS may
                   provide to any third party any credit, financial or other information on Dealer that DFS may from time to time possess for the purpose of responding to requests by such third parties for credit references. DFS may obtain from any third party any credit, financial or other information regarding Dealer that such third party may from time to time possess.

            6.12.2 Confidentiality by DFS.  Other than as provided in
                   Section 6.12.1, all information provided by Dealer to DFS which is either non-public, confidential or proprietary in nature ("Information") will be subject to the following terms and conditions:

                   (a) The Information will be kept confidential and shall not, without Dealer's prior written consent, be disclosed by DFS to any third party provided, however, that DFS may provide the Information to DFS' agents, representatives, employees, officers, directors, attorneys, accountants or advisers ("Agents") and to DFS' corporate affiliates or their Agents as may be necessary to evaluate the Information and administer this Agreement and the Other Agreements.

                   (b) The term "Information" does not include information which: (a) was already in DFS' possession prior to its disclosure by Dealer; (b) becomes generally available to the public, other than as a result of a disclosure by DFS or its Agents; or (c) becomes available to DFS on a non-confidential basis from a source (other than Dealer) which is to DFS' knowledge entitled to disclose it.

                   (c) Nothing herein shall be construed to prohibit DFS from disclosing the Information pursuant to any court or governmental order, decree or regulation.

7.    BINDING ARBITRATION

      7.1 Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever (including, without limitation, all torts, whether regarding negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration, fraud in the inducement, usury or any other tort, all contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any Collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement or any Other Agreements and/or any amendments and addenda hereto or thereto, or the breach, invalidity or termination hereof or thereof; (b) any previous or subsequent agreement between DFS and Dealer; (c) any act committed by DFS or by any parent company, subsidiary or affiliated company of DFS (the "DFS Companies"), or by any employee, agent, officer or director of an DFS Company whether or not arising within the scope and course of employment or other contractual representation of the DFS Companies provided that such act arises under a relationship, transaction or dealing between DFS and Dealer; and/or (d) any other relationship, transaction or dealing between DFS and Dealer (collectively the "Disputes"), will be subject to and resolved by binding arbitration.

      7.2 Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of The American Arbitration Association ("AAA"). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the Division of the Federal Judicial District in which AAA maintains a regional office that is closest to Dealer.

      7.3 Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than thirty
            (30) days after the filing of a claim for arbitration, the parties will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party, (b) the opposing party will be permitted to depose the expert witness(es), (c) the opposing party will be permitted to designate rebuttal expert witness(es), and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

      7.4 Exemplary or Punitive Damages. The Arbitrator(s) will not have the authority to award exemplary or punitive damages.

      7.5 Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be entered as a judgment or order in any state or federal court and may be confirmed within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended ("FAA") will govern all arbitration(s) and confirmation proceedings hereunder.

      7.6 Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent DFS' or Dealer's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, dation and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive DFS' or Dealer's right to compel arbitration of any Dispute.

      7.7 Attorneys' Fees. If either Dealer or DFS brings any other action for judicial relief with respect to any Dispute (other than those set forth in Section 7.6), the party bringing such action will be liable for and immediately pay all of the other party's costs and expenses (including attorneys' fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Dealer or DFS brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys' fees, incurred by the other party in defending such action. Additionally, if Dealer sues DFS or institutes any arbitration claim or counterclaim against DFS in which DFS is the prevailing party, Dealer will pay all costs and expenses (including attorneys' fees) incurred by DFS in the course of defending such action or proceeding.

      7.8   Limitations.  Any arbitration proceeding must be instituted:
            (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment was received by the instituting party; and (b) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

      7.9 Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

8. INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. DEALER AND DFS WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

9. Governing Law. Dealer acknowledges and agrees that this and all Other Agreements between Dealer and DFS have been substantially negotiated, and will be substantially performed, in the Commonwealth of Massachusetts. Accordingly, Dealer agrees that all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall control and govern all arbitration proceedings hereunder.

IN WITNESS WHEREOF, Dealer and DFS have executed this Agreement as of the date first set forth hereinabove.

THIS CONTRACT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

DEUTSCHE FINANCIAL SERVICES CORPORATION    FARMSTEAD TELEPHONE GROUP, INC.


By:  /s/ Mark B. Schafer                   By:  /s/Robert G. LaVigne

Print Name:  Mark B. Schafer               Print Name:  Robert G. LaVigne

Title:  Vice President, Operations         Title:  Exec. Vice President
                                           & CFO


                                           ATTEST:

                                           /s/  Neil R. Sullivan
                                                (Assistant) Secretary
                                           Print Name:  Neil R. Sullivan